EXHIBIT 10.1

WATSON WYATT & COMPANY HOLDINGS
COMPENSATION PLAN FOR OUTSIDE DIRECTORS

(AMENDED 11-19-2004)

I.                                         The schedule of fees is as follows:

                                                A.   Retainer:  $45,000 per year, paid quarterly

                                                B.   Stock Grant:  1,000 shares per year, issued at the end of each fiscal year (at the completed fiscal year-end share price) for services during the preceding fiscal year

                                                C.   Board Meetings:  $1,500 per day

                                                D.    Committee Meetings:  $1,000 per day ($750 if held in conjunction with a Board meeting); $2,000 per day for Committee Chairs ($1,000 if held in conjunction with a Board meeting)

                E.   Telephone Meetings of less than 4 hours:  40% of applicable fee

                F.   Telephone Meetings of the Audit Committee:  $1,000 per telephone meeting

                G.  Other Meetings:  $1,000 per day

II.                                 Outside directors will initially be paid in a combination of cash and Watson Wyatt & Company Holdings (“WWCH”) common stock, at the end of each calendar quarter (at the completed quarter-end share price) for services during the preceding quarter.

A.                       Within five years, a director is expected to own at least 5,000 shares of WWCH common stock.  To meet a target of 5,000 shares, a director may initially elect to be paid all in shares, or up to 40% of each payment in cash in order to satisfy immediate tax liability. At any time, a director may change this election within these parameters.

B.                         A director may elect to be paid through any combination of (i) cash; (ii) deferral of cash under the WWCH Voluntary Deferred Compensation Plan; and/or (iii) shares of WWCH common stock.

C.                         Once a director attains the 5,000 share target, he/she shall continue to own at least 5,000 shares while serving as a director.

III.                                 Shares will be distributed to the director by means of an account to be established for each director at a brokerage firm designated by the Company.

IV.                                 The maximum number of shares that may be issued under the Plan is 75,000, subject to adjustments for stock splits, stock dividends and similar transactions. The shares may be authorized but unissued shares of common stock, issued shares held in or acquired for the Company’s treasury, or shares reacquired by the Company upon purchase in the open market.

V.                                     The Plan may be amended from time to time by the board of directors, except that any such amendment is subject to stockholder approval to the extent required under NYSE rules.